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                                                                    EXHIBIT 99.1

[LOGO OF BELL ATLANTIC]                                            [LOGO OF GTE]

NEWS RELEASE



FOR IMMEDIATE RELEASE                          Contact:
April 3, 2000                                  Susan Kraus
                                               212-395-0500
                                               susan.kraus@bellatlantic.com

                                               Peter Thonis
                                               972-507-5367
                                               peter.thonis@hq.gte.com


     VERIZON SELECTED AS NEW NAME FOR COMBINATION OF BELL ATLANTIC AND GTE



     NEW YORK and IRVING, TX (April 3, 2000) -- Contingent upon FCC approval of their merger, Bell Atlantic and GTE have selected Verizon as the new name of the combined company.

     Bell Atlantic and GTE said the new name and its associated logo will become the master brand under which the combined company will market its services to residential and business customers. The companies announced the name and brand strategy to employees today in anticipation of the launch of the wireless venture between Bell Atlantic and Vodafone-AirTouch, which is planned for tomorrow. The joint venture, to be known as Verizon Wireless, will be the first entity to use the new name.

                                    - more -
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Bell Atlantic News Release, page2


     The word Verizon (pronounced vurr-EYE-zon) was selected from more than 8,500 names. The new name comes from the Latin word "veritas," which means truth, and also connotes certainty and reliability; and "horizon," which signifies the possibilities ahead. The new logo is a bold red, black and white rendition of the name with strong graphic accents highlighting the V and the Z.

     Bell Atlantic and GTE said that Verizon differentiates them from the rest of the Bell operating companies and the other players in the telecommunications industry, and it is capable of assimilating significant brand equity over time. Furthermore, Verizon signifies a company that will provide customers with both stability and a forward-looking vision.

     The companies said they will adopt the name and support it with significant marketing upon FCC approval of their merger. Immediately following merger closing, the name and logo will appear on buildings, payphones, vehicles, customer bills and other materials. The companies are targeting completion of the merger in the second quarter of 2000, and said the full re-branding will take from 12 to 24 months, although the new name and logo will be visible in key locations quickly.

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